Exhibit 99.1

News Release

Ashland Board appoints Steve D. Bishop, former chief executive officer, Procter and Gamble consumer health care, and Suzan F. Harrison, former president, Colgate-Palmolive global oral care as new directors effective July 1, 2022

William G. Dempsey and Ricky C. Sandler plan exit in January 2023

WILMINGTON, Del., June 10, 2022 – Ashland Global Holdings Inc. (NYSE: ASH) today announced the appointment of two new directors to its Board as of July 1, 2022: Steve Bishop, former chief executive officer, Procter and Gamble (P&G) consumer health care, and Suzan Harrison, former president, Colgate-Palmolive global oral care.

William Dempsey who has served as a director since 2016, and Ricky Sandler, who joined the board in 2020 have decided not to stand for re-election at Ashland’s Annual Shareholders Meeting in January 2023.

Dempsey is the former executive vice president, global pharmaceuticals, Abbott Laboratories and the current chair of the Board’s governance and nominating committee. He is also a member of the environment, health, safety and quality committee. Sandler is the founder and chief executive officer and chief investment officer of Eminence Capital. He is a member of both the audit and governance and nominating committee.

To allow for an orderly transition, the addition of Bishop and Harrison temporarily increases the size of the Board from nine to 11 members until the next Annual Shareholders Meeting in January 2023.

Steve Bishop is the recently retired chief executive officer of P&G consumer health care. In this capacity, he led the $11 billion consumer health care reportable unit. Previously, he served in president or group president roles across other P&G global operating units. He is a disciplined, results oriented leader who has a deep passion for innovation. As a mentor to several executives, he also supported the personal development of women and minorities and enabled broader executive level diversity in the company. Bishop is a graduate of Purdue University, where he obtained a Bachelor of Science degree in Agricultural Economics.

Suzan Harrison has held a variety of leadership positions at the Colgate-Palmolive Company. She was named president, global oral care in 2011, a position she held until her retirement in 2019. Previously, she was president, Hill’s Pet Nutrition Inc. North America, and held other senior leadership positions, including vice president, marketing, for Colgate U.S., and vice president and general manager of Colgate Oral Pharmaceuticals, North America and Europe. She has strong operational experience in consumer products and a passion for sustainability. Harrison is a member of the Board of Directors of WestRock Company, and ADM where she chairs the Sustainability and Social Responsibility committee. Harrison holds a Master of Business

Administration degree from New York University and a Bachelor of Science degree from Binghamton University.

“I am excited to welcome Steve and Suzan as new directors to the Ashland Board, and I am confident they will provide valuable perspectives as we continue to execute our strategy, drive profitability, and enhance value for our shareholders,” said Guillermo Novo, chair and chief executive officer, Ashland.

To learn more, visit investor.ashland.com

About Ashland

Ashland Global Holdings Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for sustainability. The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceuticals. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/sustainability to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com